Exhibit 99.2

Fifth Wall Acquisition Corp. I

Announces Closing of $345 Million Initial Public Offering

LOS ANGELES, Feb. 9, 2021 /PRNewswire/ -- Fifth Wall Acquisition Corp. I (the “Company” or “FWAA”), a special purpose acquisition company, today announced the closing of its initial public offering (“IPO”) of 34,500,000 shares of Class A Common Stock, including 4,500,000 shares issued to the underwriters upon the full exercise of their over-allotment option, at a price to the public of $10.00 per share. The shares began trading on The Nasdaq Stock Market, LLC (“Nasdaq”) under the symbol “FWAA” on February 5, 2021.

Goldman Sachs & Co. LLC and Deutsche Bank Securities are acting as joint book-running managers for the offering.

A registration statement relating to the securities became effective on February 4, 2021. The offering is being made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com and Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fifth Wall Acquisition Corp. I
Fifth Wall Acquisition Corp. I is a newly formed blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry, sector or geographical location, it intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a technology business focusing on verticals of the real estate industry, as well as the adjacent industries that collectively make up the human-made environment that provides the setting for human activity, ranging in scale from buildings to cities and beyond, which the Company calls the “Built World.”

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the search for a Business Combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
For Media:
Julie Lydon, Fifth Wall
(415) 816-9397
julie@fifthwall.com

For investors:
G.M. Nicholas Vik
(617) 545-4000
gmnv@fifthwall.com